Exhibit 23.1

871 Coronado Center Drive Suite 110 Henderson, Nevada 89052

Consent of Independent Registered Public Accounting Firm

We consent to the use in this Registration Statement of Innovative Payment Solutions, Inc. our report dated March 31, 2021, with respect to the consolidated financial statements as of December 31, 2020 and 2019 and for each of the years in the two-year period ended December 31, 2020, appearing in the prospectus, which is part of this Registration Statement.

We also consent to the reference to our firm under the heading of “experts” in such Prospectus.

RBSM LLP

Henderson, NV

April 16, 2021